Exhibit 99.1

NEWS RELEASE

Contact: Janet Yang or Mark Brewer Investor Relations investorrelations@wtoffshore.com 713-297-8024 Danny Gibbons SVP & CFO investorrelations@wtoffshore.com 713-624-7326

W&T OFFSHORE REPORTS FOURTH QUARTER AND FULL YEAR

2011 FINANCIAL AND OPERATIONAL RESULTS

HOUSTON – February 23, 2012 – W&T Offshore, Inc. (NYSE: WTI) today announces financial and operational results for the fourth quarter and full year 2011. Some of the highlights include:

•

For the quarter, production volumes were 49,800 barrels equivalent per day, or 298.9 MMcfe per day, and represent a 21.5% increase over the same quarter in 2010. Production was split 48% oil and natural gas liquids (“NGLs”) and 52% natural gas. Our average realized sales price for oil was $112.01 per barrel and $56.55 per barrel for NGLs.

•

For the year, production was 46,400 barrels equivalent per day, or 278.2 MMcfe per day, which represents an increase of 16.7% over last year. Production was split 47% oil and NGLs and 53% natural gas. Our average realized sales price for oil was $105.92 per barrel and for NGLs was $55.81 per barrel.

•

Proved reserves increased 44% to 116.9 million barrels equivalent or 701.1 Bcfe in 2011. Oil and NGLs represent 59% of total proved reserves, up from 47% for the prior year. Our reserve replacement ratio for the year was 312%. The PV-10* of our proved reserves, before considering asset retirement obligations (“ARO”), increased to $3.1 billion, which represents a $1.2 billion increase over the prior year.

•	We increased our net onshore acreage position in East and West Texas to 173,000 acres in 2011.

•

Offshore, we drilled eight wells during 2011, all of which were successful. Three of the wells were exploration wells and five were development wells. Onshore, we drilled 46 wells with a 98% success rate.

•

Revenue increased $74.9 million to $261.9 million for the quarter and $265.3 million to $971.0 million for the year. For the quarter and total year, 96% and 93%, respectively, of the increase in revenues is attributable to higher oil and NGL prices and volumes.

•	Operating income increased $46.9 million for the quarter and $162.7 million for the year. The total year operating income of $329.5 million was the highest in the Company’s history.

•

For the quarter, net income increased $25.5 million to $46.1 million and net income, excluding special items, increased $21.8 million to $51.5 million. Earnings per share increased $0.34 to $0.61 per share, representing a 126% increase quarter over quarter, and earnings per share, excluding special items, increased to $0.69 per share or 73% quarter over quarter.

•

Net income increased $54.9 million to $172.8 million and net income, excluding special items, increased $63.2 million or 54% to $179.9 million for the year. Earnings per share increased $0.71 to $2.29 per share and earnings per share, excluding special items, increased $0.81 or 52% to $2.38 per share for the year.

•	Adjusted EBITDA for the year increased $196.3 million or 44% to $646.5 million. Our Adjusted EBITDA margin increased to 67%.

•

Paid out a special dividend for the fourth time in five years resulting in a total dividend yield of 3.7% based on the average price of our stock in 2011. Total shareholder return** for the year was approximately 25% and ranked near the top in a list of twenty peer group companies.

*	The PV-10 value is a non-GAAP measure and is defined in the “Non-GAAP Financial Information” later in this press release.
**	Total shareholder return is calculated as the percentage change in average stock price in December 2010 to the average stock price in December 2011, adjusted for dividends.

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, “We had another great quarter and year. We followed through with our commitment and strategy to find and grow reserves and production, which provides increased value to all of our stakeholders. We reported our highest operating income in Company history with solid oil and liquids production and high oil prices. Over 84% of our oil production is on the Gulf Coast, which realized a significant premium over NYMEX priced crudes in 2011. We were able to grow our proved reserves with a reserve replacement ratio of 312% and saw the PV-10 of our proved reserves increase to $3.1 billion. As we previously announced, we increased our 2012 capital budget, excluding any potential acquisitions, to fund an increase in exploration and development activities. Our exploration activities make up 39% of our capital budget and development activities make up the remainder which will help sustain production and cash flow. As we have indicated, the mix of our exploration activities provides the Company more exposure to larger reserves and extended development opportunities. Although our budget excludes acquisitions, we believe they are highly probable and will allow us to continue to again grow reserves and production in a meaningful way, which will drive total shareholder returns in 2012.”

Revenues, Net Income and EPS: Net income for the fourth quarter of 2011 was $46.1 million, or $0.61 per common share, on revenues of $261.9 million, compared to net income of $20.5 million and earnings per share of $0.27 on revenues of $187.0 million for the same period in 2010. Revenues were higher in the fourth quarter of 2011 due to higher realized oil and NGL prices and increased production. Net income for the fourth quarter of 2011, excluding special items, was $51.5 million, or $0.69 per share. This compares to $29.6 million, or $0.40 per common share, reported for the fourth quarter of 2010, excluding special items. See the “Reconciliation of Net Income to Net Income Excluding Special Items” and related earnings per share, excluding special items table under “Non-GAAP Financial Information” at the back of this press release for a description of the special items.

Net income for 2011 was $172.8 million, or $2.29 per share, on revenues of $971.0 million. This compares to net income in 2010 of $117.9 million, or $1.58 per share, on revenues of $705.8 million. Net income for the year 2011, excluding special items, was $179.9 million, or $2.38 per share. For 2010, net income, excluding special items, was $116.7 million, or $1.57 per common share. The increase in earnings between periods is primarily due to increases in oil and NGL prices and higher production volumes, partially offset by higher operating costs and lower natural gas prices.

Cash Flow from Operating Activities and Adjusted EBITDA: For 2011, Adjusted EBITDA was $646.5 million, an increase of 44% compared to $450.2 million for the year 2010. Net cash provided by operating activities for 2011 was $521.5 million, an increase over the $464.8 million reported for the prior year. Adjusted EBITDA and cash flows from operating activities increased due to higher oil and NGL prices and higher production volumes, partially offset by higher costs. Cash flows from operating activities in 2010 included a federal income tax refund of $99.8 million while the 2011 period includes tax payments of $35.7 million.

Production and Prices: During the fourth quarter of 2011, we sold 1.6 million barrels of oil, 0.6 million barrels of NGLs and 14.4 Bcf of natural gas at an average realized sales prices of $112.01 per barrel, $56.55 per barrel and $3.51 per Mcf, respectively. In total, we sold 4.6 MMBoe at an average realized sales price of $57.12 per Boe, compared to 3.8 MMBoe sold at an average realized sales price of $49.39 per Boe in the fourth quarter of the prior year.

For the year 2011, we sold 6.1 million barrels of oil, 1.9 million barrels of NGLs and 53.7 Bcf of natural gas at an average realized sales prices of $105.92 per barrel, $55.81 per barrel and $4.12 per Mcf, respectively. In total, in 2011 we sold 16.9 MMBoe at an average realized sales price of $57.32 per Boe, compared to 14.5 MMBoe sold at an average realized sales price of $48.87 per Boe for the prior year. The sales volume increase for oil and NGLs is primarily attributable to increases associated with properties acquired in 2011 and 2010. The sales volume increase for natural gas is primarily attributable to increases associated with our acquisition activities, the Main Pass 108 fields resuming production and successful exploration efforts. Over 80% of our production is from wells we operate.

Lease Operating Expenses: For the fourth quarter of 2011, lease operating expenses (“LOE”), which include base lease operating expenses, insurance, workovers, facility expenses, and hurricane remediation costs net of insurance claims, increased to $59.3 million, or $12.94 per Boe, from $47.5 million, or $12.59 per Boe, reported in the prior year’s fourth quarter. Increases in base lease operating expenses contributed 62%, or $7.3 million, of the increase in total LOE. Base lease operating expenses were higher in the fourth quarter of 2011 primarily due to expenses associated with the properties acquired in 2011 and 2010 and higher costs at our various non-operated properties.

LOE for the year 2011 was $219.2 million, up from the $169.7 million reported for the prior year. On a per Boe basis, LOE increased to $12.95 per Boe during 2011 compared to $11.70 per Boe during 2010. On a component basis, base lease operating expenses, facility expenses, hurricane remediation costs net of insurance claims, and workover costs increased $20.7 million, $14.1 million, $11.7 million and $3.6 million, respectively. As a partial offset, insurance premiums decreased $0.6 million. The increase in base lease operating expenses is primarily attributable to expenses associated with the properties acquired in 2011 and 2010, higher costs at our various non-operated properties, increased processing fees associated with our Daniel Boone field production and non-recurring expenses billed to a third party in 2010 related to a divestiture that did not reoccur in 2011. The increase in facility expenses is primarily attributable to work performed on the tendon tension monitoring system and mechanical repairs at our Matterhorn platform, pipeline repairs at our Ship Shoal 300 field to remove paraffin and inspection fees at our Main Pass 252 platform. Hurricane remediation costs net of insurance claims increased primarily due to higher reimbursements received in 2010. Workover costs increased due to work performed at our Yellow Rose Properties and expenses at the Main Pass 108 field, partially offset by projects in 2010 that did not reoccur in 2011.

Depreciation, depletion, amortization and accretion: Our DD&A rate decreased to $18.95 per Boe in the fourth quarter of 2011 from $19.50 per Boe in the fourth quarter of the prior year but on a nominal basis, DD&A increased to $86.9 million in the fourth quarter of 2011 from $73.6 million in the fourth quarter of 2010. DD&A for the year 2011 was $328.8 million, or $19.43 per Boe, compared to $294.1 million, or $20.28 per Boe, for the year 2010. DD&A is lower on a per Boe basis due to an increase in proved reserves. On a nominal basis, DD&A is higher due to higher production volumes.

General and Administrative Expenses (“G&A”): G&A increased to $20.1 million for the fourth quarter of 2011, up $4.9 million from the same period in 2010. For the year, G&A increased to $74.3 million from $53.3 million for 2010 primarily due to higher employee incentive compensation as a result of improved financial and operational performance, and expanded activities onshore and offshore. G&A was also higher due to costs associated with acquisition activities, surety premiums, transition services fees paid to sellers of the acquired properties, and litigation settlements and accruals. On a per Boe basis, G&A was $4.39 per Boe for 2011, compared to $3.67 per Boe for the same period in 2010.

Capital Expenditures, Acquisitions and Operations Update: For 2011, our capital expenditures were $719.0 million, comprised of $281.8 million for oil and gas expenditures and $437.2 million for acquisitions. Capital expenditures included $77.6 million for exploration activities, $179.7 million for development activities and $24.5 million for seismic, leasehold and other costs. Acquisitions included $394.4 million to acquire approximately 24,500 gross acres (21,900 net acres) of oil and gas leasehold interests in the West Texas Permian Basin (the “Yellow Rose Properties”) from Opal Resources LLC and Opal Resources Operating Company LLC (“Opal”). In addition, we acquired Shell Offshore Inc.’s (“Shell”) 64.3% interest in the Fairway Field along with a like interest in the associated Yellowhammer gas treatment plant (the “Fairway Properties”) for $42.8 million. Capital expenditures and acquisitions for 2011 were funded from cash flow from operating activities, cash on hand and long-term debt.

Drilling Highlights:

During 2011, we participated in drilling eight offshore wells and 46 onshore wells to total depth with an overall success rate of over 98%. All eight offshore wells and 45 of the 46 onshore wells were successful.

All three offshore exploratory wells and five development wells drilled in 2011 were on the conventional shelf. We are the operator of seven of these eight successful wells. Four of the eight offshore wells were drilled to total depth during the fourth quarter and are as follows:

Lease Name/Well	Category	Working Interest %
Ship Shoal 349 A-1	Exploration/Shelf	100%
Ship Shoal 349 A-11	Development/Shelf	100%
South Timbalier 41 E-1	Exploration/Shelf	40%
South Timbalier 315 A-3	Development/Shelf	50%

Onshore, we drilled 46 onshore wells to total depth in 2011, of which 29 were in the Yellow Rose Properties, 13 wells were in Terry County in West Texas, two were in East Texas and two more were in other areas in Texas.

•

Since we acquired our Yellow Rose Properties interest in May, we successfully drilled, as operator, eight exploratory and 21 development wells to total depth. All eight of the exploratory wells and five of the development wells were drilled during the fourth quarter of 2011.

•

In Terry County, Texas, we drilled 13 successful exploration wells in 2011, four of which we operate and six of which were drilled in the fourth quarter. Although initial results are encouraging, the Terry County wells are still in the exploration and delineation phase.

•

We also drilled one well at our Star Project in East Texas in the fourth quarter and another well in our Branton East Project, also in East Texas. These wells are operated by us and are in various stages of testing and evaluation.

•	In other areas of Texas, we were successful in one of two exploratory wells in 2011.

Since the end of the fourth quarter of 2011, we have drilled six development and one exploration wells to total depth in the Yellow Rose Properties and one exploration well in Terry County. We are also currently drilling the Ship Shoal 349 A-13 development well and one exploratory and two development wells located on the Yellow Rose Properties.

Reserves*: As previously disclosed, at December 31, 2011, total proved reserves increased 44% to 116.9 MMBoe, or 701.1 Bcfe, from 80.9 MMBoe, or 485.4 Bcfe, at the end of 2010. Our reserve replacement rate in 2011 was 312%. Oil and NGLs contributed 59% to total proved reserves at year-end 2011, compared to 47% at December 31, 2010. Proved developed reserves comprised 65% of total proved reserves at December 31, 2011. Excluding the effect of estimated ARO, PV-10 increased 63% from $1.9 billion at year-end 2010 to $3.1 billion at December 31, 2011. The estimate of proved reserves is based on a reserve report prepared by Netherland, Sewell & Associates, Inc., the Company’s independent petroleum consultant.

*	In accordance with guidelines established by the SEC, our proved reserves as of December 31, 2011 were determined to be economically producible under existing economic conditions, which requires the use of the unweighted arithmetic average of the first-day-of-the-month price for oil and gas for the period January 2011 through December 2011. Also note that the PV-10 value is a non-GAAP financial measure. See “Non-GAAP Financial Measure” below. For 2011, proved reserves and PV-10 were calculated using average prices of $97.36 per Bbl for oil, $51.30 per barrel for natural gas liquids and $4.11 per Mcf for natural gas, as adjusted for energy content for natural gas, quality, transportation fees and regional price differentials. The proved reserves and PV-10 for the 2010 period were calculated using average prices of $76.28 per Bbl for oil, $44.92 per barrel for natural gas liquids and $4.57 per Mcf for natural gas, as adjusted for energy content for natural gas, quality, transportation fees and regional price differentials.

2012 Capital Expenditures Budget: Our capital expenditure budget for 2012 is $425 million excluding acquisitions. The budget includes $379 million to drill, evaluate and complete 75 wells, including 25 exploration and 50 development wells. The 25 exploration wells are comprised of five on the conventional shelf, one in the deepwater and 19 onshore. The 50 development wells are comprised of three on the conventional shelf, one in the deepwater and 46 onshore. The remainder of the budget is allocated to facilities capital, recompletions, seismic and leasehold items.

Outlook: The guidance for full year 2012 represents the Company’s best estimate of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

Guidance for the full year 2012 is shown in the table below. Production guidance includes the planned build up from our capital budget.

Estimated Production	Full-Year 2012
Oil and NGLs (MMBbls)	7.9 – 8.8
Natural gas (Bcf)	53.7 – 60.0
Total (Bcfe)	101.1 – 112.9
Total (MMBoe)	16.9 – 18.8

Operating Expenses ($ in millions, except as noted)	Full-Year 2012
Lease operating expenses	$215 – $237
Gathering, transportation & production taxes	$25 – $35
General and administrative	$75 – $85
Income tax rate	36.0%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Friday, February 24, 2012 at 10:00 a.m. Eastern Time. To participate, dial (480) 629-9818 a few minutes before the call begins. The call will also be broadcast live over the

Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until March 1, 2012, and may be accessed by calling (303) 590-3030 and using the pass code 4506374#.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where we have developed significant technical expertise. We recently diversified our operations by expanding onshore into the Permian Basin and into East Texas. We have grown through acquisitions, exploitation and exploration, hold working interests in approximately 60 producing or capable of producing offshore fields in federal and state waters, and have approximately 173,000 net acres under lease onshore. A substantial majority of our daily production is derived from wells we operate offshore. For more information on W&T Offshore, please visit our website at www.wtoffshore.com.

Non-GAAP Financial Measure

PV-10 of our proved reserves is the present value of future net revenues of our estimated proved reserves, discounted at 10%, before the effect of estimated ARO. PV-10 is a non-GAAP financial measure. It differs from the Standardized Measure of Discounted Future Net Cash Flows by excluding the discounted value of (i) estimated future ARO costs and (ii) estimated future income taxes. The discounted values of ARO costs and future income taxes are being evaluated and estimated in connection with completion of our 2011 financial statements.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section.

Our capital budget is subject to revision and reevaluation depending on future developments including drilling results, availability of crews and supplies, weather delays, significant changes in commodities prices and drilling costs.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(In thousands, except per share data)
Revenues	$261,899	$186,956	$971,047	$705,783

Operating costs and expenses:
Lease operating expenses	59,305	47,476	219,206	169,670
Gathering, transportation costs and production taxes	5,809	3,970	21,195	17,678
Depreciation, depletion and amortization	80,341	66,545	299,015	268,415
Asset retirement obligation accretion	6,528	7,009	29,771	25,685
General and administrative expenses	20,061	15,147	74,296	53,290
Derivative (gain) loss	8,919	12,756	(1,896)	4,256

Total costs and expenses	180,963	152,903	641,587	538,994

Operating income	80,936	34,053	329,460	166,789
Interest expense:
Incurred	15,480	10,782	52,393	43,101
Capitalized	(3,223)	(1,305)	(9,877)	(5,395)
Loss on extinguishment of debt	—	—	22,694	—
Interest income	62	78	84	710

Income before income tax expense	68,741	24,654	264,334	129,793
Income tax expense	22,676	4,135	91,517	11,901

Net income	$46,065	$20,519	$172,817	$117,892

Basic and diluted earnings per common share	$0.61	$0.27	$2.29	$1.58

Weighted average common shares outstanding	74,079	73,736	74,033	73,685

Consolidated Cash Flow Information
Net cash provided by operating activities	$125,427	$71,895	$521,478	$464,772
Capital expenditures - oil and natural gas properties	99,222	171,637	719,026	415,653

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net sales:
Oil (MBbls)	1,578	1,496	6,073	5,863
NGL (MBbls)	613	300	1,892	1,190
Oil and NGLs (MBbls)	2,191	1,796	7,964	7,053
Natural gas (MMcf)	14,359	11,856	53,743	44,713
Total oil and natural gas (MBoe) (1)	4,584	3,772	16,921	14,505
Total oil and natural gas (MMcfe) (1)	27,502	22,634	101,528	87,032

Average daily equivalent sales (MBoe/d)	49.8	41.0	46.4	39.7
Average daily equivalent sales (MMcfe/d)	298.9	246.0	278.2	238.4

Average realized sales prices (Unhedged):
Oil ($/Bbl)	$112.01	$84.04	$105.92	$77.33
NGLs ($/Bbl)	56.55	43.50	55.81	43.65
Oil and NGLs ($/Bbl)	96.49	77.27	94.02	71.65
Natural gas ($/Mcf)	3.51	4.01	4.12	4.55
Barrel of oil equivalent ($/Boe)	57.12	49.39	57.32	48.87
Natural gas equivalent ($/Mcfe)	9.52	8.23	9.55	8.15

Average realized sales prices (Hedged): (2)
Oil ($/Bbl)	$111.61	$83.56	$104.30	$77.05
NGLs ($/Bbl)	56.55	43.50	55.81	43.65
Oil and NGLs ($/Bbl)	96.20	76.87	92.78	71.42
Natural gas ($/Mcf)	3.51	4.18	4.12	4.71
Barrel of oil equivalent ($/Boe)	56.98	49.73	56.74	49.25
Natural gas equivalent ($/Mcfe)	9.50	8.29	9.46	8.21

Average per Boe ($/Boe):
Lease operating expenses	$12.94	$12.59	$12.95	$11.70
Gathering and transportation costs and production taxes	1.27	1.05	1.25	1.22
Depreciation, depletion, amortization and accretion	18.95	19.50	19.43	20.28
General and administrative expenses	4.38	4.02	4.39	3.67
Net cash provided by operating activities	27.36	19.06	30.82	32.04
Adjusted EBITDA	38.42	32.25	38.20	31.04

Average per Mcfe ($/Mcfe):
Lease operating expenses	$2.16	$2.10	$2.16	$1.95
Gathering and transportation costs and production taxes	0.21	0.18	0.21	0.20
Depreciation, depletion, amortization and accretion	3.16	3.25	3.24	3.38
General and administrative expenses	0.73	0.67	0.73	0.61
Net cash provided by operating activities	4.56	3.18	5.14	5.34
Adjusted EBITDA	6.40	5.37	6.37	5.17

(1)	Bcfe and MMBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency, and the price per Mcfe for oil and natural gas liquids may differ significantly from the price per Mcf for natural gas. Similarly, the price per Bbl for oil for may differ significantly from the price per Bbl for NGLs.
(2)	Data for 2011 and 2010 includes the effects of our commodity derivative contracts that did not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2011	2010
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$4,512	$28,655
Receivables:
Oil and natural gas sales	98,550	79,911
Joint interest and other	25,089	25,415
Insurance	715	1,014

Total receivables	124,354	106,340
Deferred income taxes	2,007	5,784
Prepaid expenses and other assets	30,315	23,426

Total current assets	161,188	164,205
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $154,516 at December 31, 2011 and $65,419 at December 31, 2010 were excluded from amortization)	5,959,016	5,225,582
Furniture, fixtures and other	19,500	15,841

Total property and equipment	5,978,516	5,241,423
Less accumulated depreciation, depletion and amortization	4,320,410	4,021,395

Net property and equipment	1,658,106	1,220,028
Restricted deposits for asset retirement obligations	33,462	30,636
Deferred income taxes	—	2,819
Other assets	16,169	6,406

Total assets	$1,868,925	$1,424,094

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$75,871	$80,442
Undistributed oil and natural gas proceeds	33,732	25,240
Asset retirement obligations	138,185	92,575
Accrued liabilities	29,705	25,827
Income taxes	10,392	17,552

Total current liabilities	287,885	241,636
Long-term debt	717,000	450,000
Asset retirement obligations, less current portion	255,695	298,741
Deferred income taxes	58,881	—
Other liabilities	4,890	11,974
Commitments and contingencies	—	—
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; 77,220,706 issued and 74,351,533 outstanding at December 31, 2011; 77,343,520 issued and 74,474,347 outstanding at December 31, 2010	1	1
Additional paid-in capital	386,920	377,529
Retained earnings	181,820	68,380
Treasury stock, at cost	(24,167)	(24,167)

Total shareholders’ equity	544,574	421,743

Total liabilities and shareholders’ equity	$1,868,925	$1,424,094

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Twelve Months Ended December 31,
	2011	2010
	(In thousands)
Operating activities:
Net income	$172,817	$117,892
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	328,786	294,100
Amortization of debt issuance costs	2,010	1,338
Loss on extinguishment of debt	22,694	—
Share-based compensation	9,710	5,533
Derivative (gain) loss	(1,896)	4,256
Cash payments on derivative settlements	(9,873)	874
Deferred income taxes	61,835	(8,266)
Changes in operating assets and liabilities	(64,605)	49,045

Net cash provided by operating activities	521,478	464,772

Investing activities:
Acquisitions of property interests in oil and natural gas properties	(437,247)	(236,944)
Investment in oil and natural gas properties and equipment	(281,779)	(178,709)
Proceeds from sales of oil and natural gas properties and equipment	15	1,420
Purchases of furniture, fixtures and other	(3,660)	(760)

Net cash used in investing activities	(722,671)	(414,993)

Financing activities:
Issuance of Senior Notes	600,000	—
Repurchase of Senior Notes	(450,000)	—
Borrowings of long-term debt	623,000	627,500
Repayments of long-term debt	(506,000)	(627,500)
Dividends to shareholders	(58,756)	(59,609)
Repurchase premium and debt issuance costs	(32,288)	—
Other	1,094	298

Net cash provided by (used in) financing activities	177,050	(59,311)

Decrease in cash and cash equivalents	(24,143)	(9,532)
Cash and cash equivalents, beginning of period	28,655	38,187

Cash and cash equivalents, end of period	$4,512	$28,655

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “EBITDA” and “Adjusted EBITDA.” Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Net Income Excluding Special Items

“Net Income Excluding Special Items” does not include the royalty relief recoupment, net of DD&A expense, the transportation allowance for deepwater production, the unrealized derivative (gain) loss, the loss on extinguishment of debt, and associated tax effects and tax impact of the new tax legislation. Net Income excluding special items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(In thousands, except per share amounts) (Unaudited)
Net income	$46,065	$20,519	$172,817	$117,892
Royalty relief recoupment, net of DD&A expense	—	—	—	(16,003)
Transportation allowance for deepwater production	—	—	—	4,687
Unrealized commodity derivative (gain) loss	8,284	14,040	(11,770)	9,511
Loss on extinguishment of debt	—	—	22,694	—
Income tax adjustment for above items at statutory rate	(2,899)	(4,914)	(3,823)	632

Net income excluding special items	$51,450	$29,645	$179,918	$116,719

Basic and diluted earnings per common share, excluding special items	$0.69	$0.40	$2.38	$1.57

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense, net interest expense, depreciation, depletion, amortization, and accretion. We believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA excludes the unrealized gain or loss related to our derivative contracts, loss on extinguishment of debt, royalty relief recoupment and adjustments related to a transportation allowance for deepwater production. Although not prescribed under generally accepted accounting principles, we believe the presentation of EBITDA and Adjusted EBITDA are relevant and useful because they help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(In thousands) (Unaudited)
Net income	$46,065	$20,519	$172,817	$117,892
Income tax expense	22,676	4,135	91,517	11,901
Net interest expense	12,195	9,399	42,432	36,996
Depreciation, depletion, amortization and accretion	86,869	73,554	328,786	294,100

EBITDA	167,805	107,607	635,552	460,889

Adjustments:
Unrealized commodity derivative (gain) loss	8,284	14,040	(11,770)	9,511
Royalty relief recoupment	—	—	—	(24,881)
Transportation allowance for deepwater production	—	—	—	4,687
Loss on extinguishment of debt	—	—	22,694	—

Adjusted EBITDA	$176,089	$121,647	$646,476	$450,206

Adjusted EBITDA Margin	67%	65%	67%	64%